Exhibit 23.1




The Board of Directors and Stockholders
Autotote Corporation:

         We consent to the incorporation by reference of our report dated December 5, 1996, except for Notes 7 and 21 which are as of January 29, 1997, and Note 22 which is as of July 1, 1997, with respect to the consolidated balance sheets of Autotote Corporation and subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), cash flows and financial statement schedule for each of the years in the three-year period ended October 31, 1996, which report appears in the October 31, 1996, annual report on Form 10-K of Autotote Corporation.

                                                     /s/ KPMG Peat Marwick LLP
                                                     -------------------------
                                                     KPMG Peat Marwick LLP


Short Hills, New Jersey
January 23, 1998